January 29, 2016

Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Star Mountain Resources, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 27, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC
HJ & Associates, LLC